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Exhibit 10.12

To:
Title:
Date:	February 22, 2006

Dear,

This letter is being provided to you to explain the benefits you are eligible to receive, in the event that your employment is involuntarily terminated by Sabre Inc. or any of its subsidiaries or affiliates ("Sabre" or the "Company") for any reason other than for "cause" (as defined in Sabre Holdings most recent Long Term Incentive Plan) or for non-performance. In order to be eligible to receive the benefits provided for herein, you must agree to the revocation of the February 26, 2004 letter provided to you regarding severance benefits, and acknowledge your agreement by signing below in the space provided and returning a copy of this letter to Jae Lynn Rangel, VP Global Compensation.

The benefits are as follows:

•
You will be eligible to receive the following payments (collectively the "Termination Payments") upon involuntary termination:

(1)
52 weeks (or 12 months) of base salary (less applicable withholding); and

(2)
target VCP at your most recently established incentive target or other similar bonus for which you may be eligible for the plan year in which you are involuntarily terminated (less applicable withholding). If you are involuntarily terminated after the plan year ends, but before the payout date, you will also be eligible to receive your prior year's VCP award at the funded level (less applicable withholding).

•
You will be eligible for COBRA coverage following termination. Should you elect COBRA coverage, the Company will subsidize COBRA medical benefits at your active employee rate for 52 weeks (the "COBRA subsidy").

•
In order to receive the Termination Payments and COBRA subsidy, you must execute and comply with an Agreement and General Release ("AGR") in a form determined by the Company that, in addition to any other provisions the Company deems necessary in its sole discretion, releases all causes of action and claims against Sabre and all related parties and acknowledges your ongoing obligations under the Employee Intellectual Property and Confidentiality Agreement (the "IP Agreement") previously executed by you. If you breach or fail to comply with any of the terms of the AGR after receiving Termination Payments or COBRA subsidies, the Company will be entitled to recoup any portion of the Termination Payments or COBRA subsidies previously paid, as well as cease any Termination Payments or COBRA subsidies being made to you or on your behalf. Further, you specifically recognize and affirm that the terms of the IP Agreement are material and important terms to this Agreement, and you further agree that should you breach or fail to comply with any part of Section II of the IP Agreement, or should all or any part or applications of Section II of the IP Agreement be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or by a valid arbitrator in an action between you and the Company, the Company will be entitled to recoup any portion of the Termination Payments or COBRA subsidies previously paid, as well as cease any Termination Payments or COBRA subsidies being made to you or on your behalf.

•
Your Termination Payments will be paid in installments, over a one-year period, no less frequently than quarterly, beginning as soon as administratively feasible upon receipt of your signed AGR

•
In the event of your death during the period in which Termination Payments are being paid, any remaining payments will be paid to your designated beneficiary for Basic Group Life Insurance.

•
You will not be eligible to receive the Termination Payments identified in this letter under the following conditions:

(1)
In the event of a Change in Control ("CIC") as defined by your current Executive Termination Benefits Agreement ("ETBA"), the terms of your ETBA will govern any compensation or benefits you receive, and you will not be eligible for Termination Payments identified in this letter.

(2)
If you have an individual agreement with Sabre or any of its subsidiaries or affiliates that provides for any compensation or benefits (or provides for non-payment of compensation) in the event of termination of your employment, your individual agreement will govern, and you will not be eligible for the Termination Payments identified in this letter.

(3)
In the event that you receive any severance benefits under the Sabre Inc. Severance Plan, you will not be eligible to receive the Termination Payments identified in this letter.

•
The Company may amend the benefits provided for in this letter to provide increased benefits at any time. The Company may reduce or eliminate the benefits provided for in this letter after January 19, 2007, upon at least 6 months advance notice.

•
Notwithstanding anything in this letter to the contrary, if the Company determines (i) that at the time your employment with the Company terminates for any reason other than your death or disability (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) or at such other time that the Company determines to be relevant, you are a "specified employee" (as such term is defined under Section 409A of the Code) of the Company and (ii) that the payments to be provided to you pursuant to this letter are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code ("Section 409A Taxes") if provided at the time otherwise required hereunder, then such payments shall be delayed until the date that is six months after date of your "separation from service" (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.

Acknowledged and accepted by: ______________________________

Date: ______________________________

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  Exhibit 10.12